Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
ir@fmc.com

FMC Corporation Announces Agreement to Acquire
Cheminova for $1.8 Billion

•	Denmark-headquartered multinational crop protection company

•	Broadens market access in key geographic regions

•	Expands position in existing crop segments and accelerates access to additional crops

•	Provides new technology applications, including research and formulation expertise

•	Enhances portfolio with complementary products and technologies

•	Accretive to adjusted earnings in the first full year

•	Modifies previously announced separation process with plan to divest Alkali Chemicals; proceeds used to reduce acquisition-related debt

PHILADELPHIA, September 8, 2014 - FMC Corporation (NYSE:FMC) today announced that it has signed a definitive agreement to acquire Cheminova A/S, a wholly owned subsidiary of Auriga Industries A/S. Cheminova is a multinational crop protection company based in Denmark. FMC will fund the all-cash acquisition through a mixture of debt and existing cash reserves. The transaction is expected to close in early 2015 and will be accretive to adjusted earnings in the first full year following the acquisition.
“We are very excited about the opportunity to combine Cheminova with our own Agricultural Solutions business,” said Pierre Brondeau, FMC Corporation president, CEO and chairman. “Cheminova is a company that we have long considered to be an attractive potential partner. It follows a similar strategic approach to FMC in applying technology to deliver solutions to its customers, and has a highly complementary product portfolio and geographic footprint. This transaction will broaden our Agricultural Solutions portfolio and significantly strengthen our market access in key agricultural end markets.
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“Cheminova’s direct market access in Europe, combined with its strong position in Latin America, will help bring greater balance to our business. Its technology will allow us to expand our position in existing crop segments and provide accelerated access to additional crops, such as cereals. It will also strengthen our offerings to existing customers, especially in sugarcane, soybeans and cotton.”
Brondeau added that Cheminova brings complementary technologies in insecticides and herbicides, significantly enhances FMC’s fungicide portfolio and adds a growing micronutrient business. “Cheminova has a portfolio of more than 60 active ingredients, over 2,300 registrations and a pipeline of active ingredients currently under development. It is the addition of this broad suite of technology that is particularly exciting to us, and we firmly expect to increase our pace of new product launches in the coming seasons as a direct result of adding Cheminova’s capabilities to ours,” said Brondeau.
FMC will modify its previously announced separation plans by pursuing a sale of Alkali Chemicals. Commenting on this decision, Brondeau said, “FMC is committed to its strong balance sheet and a sale of Alkali Chemicals will allow us to de-lever to a point that is appropriate for our business profile. Alkali Chemicals is a well-run, highly profitable and cash generative business, and we are confident it will attract many interested buyers. We expect to complete this sale by mid-2015.”
FMC Lithium will be retained as a separate operating segment.
Additional Information
The acquisition is expected to close in early 2015 and is subject to customary closing conditions and regulatory approvals. It will be financed with committed debt facilities. FMC anticipates achieving synergies through a combination of production and operating efficiency gains, as well as improved market access. FMC expects the transaction to be accretive to adjusted earnings in the first full year following completion of the acquisition.

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Goldman Sachs acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal counsel to FMC in connection with the acquisition. Citigroup provided additional financial advice and committed debt facilities.
Conference Call
FMC Corporation will conduct a conference call and webcast presentation at 8:30 a.m. ET on September 8, 2014. This event will be available live and as a replay at http://www.fmc.com. The company will post supplemental information at http://www.fmc.com, including a slide presentation that will be used during the conference call.
Webcast Conference Call: September 8, 2014 at 8:30 a.m. ET. The live call is open to the public via internet broadcast and telephone.
Internet broadcast: www.fmc.com
Passcode: FMC
Dial-in telephone numbers:
U.S. / Canada: (800) 230-1059
International: (612) 234-9959
Conference ID # 336317

Webcast Conference Call Replay: Available via the internet and telephone at 11:00 a.m. ET on September 8, 2014.
Internet replay: www.fmc.com
U.S. / Canada telephone number: (800) 475-6701
International telephone number: (320) 365-3844
Conference ID # 336317

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About FMC Corporation
FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.
About Cheminova A/S
Cheminova A/S is a wholly owned operating company of Auriga Industries A/S, which is listed on the Copenhagen Stock Exchange. It develops, produces and markets crop protection products. All activities are carried out with due consideration for the environment and in compliance with ever higher sustainability standards. The products are sold in more than 100 countries, and 98% of sales are generated outside Denmark. In 2013, the group posted revenue of DKK 6.6 billion and has more than 2,200 employees in a global organization with subsidiaries in 24 countries. Find more information on www.cheminova.com.

FMC Investor Relations contact: Alisha Bellezza - +1.215.299.6119
ir@fmc.com

FMC Media contact: Jim Fitzwater - +1.215.299.6633
james.fitzwater@fmc.com

FMC Media contact - Financial media: David B. Roady, FTI Consulting - +1.646.642.4265
David.Roady@fticonsulting.com

FMC Media contact - Europe: Edward Bridges, FTI Consulting - +44 020 3727 1067
edward.bridges@fticonsulting.com

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties, including concerning specific factors described in FMC Corporation's 2013 Form 10-K and other SEC filings and risks related to the acquisition of Cheminova. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations pertaining to the timing of completion of the acquisition, which remains subject to regulatory approvals and other conditions, the expected benefits of the acquisition, including the realization of anticipated synergies, and the Company’s future financial performance, including expectations for growth. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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